Exhibit 99.1

Mack-Cali Board of Directors Sends Letter to Bow Street Regarding

Grossly Inadequate Proposal to Acquire Mack-Cali’s Suburban and Waterfront Office Assets

Bow Street’s Unworkable, Self-Interested Proposal Would Shortchange Mack-Cali Stockholders and
Transfer Value to Bow Street and DWREI

Company Is Willing to Work Constructively With Bow Street
to Nominate Two New Independent Directors

JERSEY CITY, N.J. — April 16, 2019 — Mack-Cali Realty Corporation (NYSE: CLI) today announced that CEO Michael J. DeMarco sent a letter on behalf of the Company’s Board of Directors to Howard Shainker, co-founder of Bow Street Special Opportunities Fund XV, LP (“Bow Street”), regarding the previously announced unsolicited proposal from Bow Street and David Werner Real Estate Investments (“DWREI”) to acquire Mack-Cali’s suburban and waterfront office portfolios.

Mr. DeMarco’s letter was sent on April 15, 2019, prior to Bow Street’s filing of its preliminary proxy statement nominating four candidates for election to the Company’s Board of Directors, and before the Company’s Board received the April 16, 2019 letter from Bow Street reiterating its desire to acquire Mack-Cali’s suburban and waterfront office portfolio. Mr. DeMarco’s letter states that the Board continues to have serious concerns regarding Bow Street’s proposal, which has been previously rejected by the Board, and describes the Board’s rationale for determining that Bow Street’s proposal is unworkable, grossly inadequate from a value perspective and not in the best interests of Mack-Cali stockholders, including:

•                  The proposed transaction grossly undervalues Mack-Cali’s commercial assets.

•                  Bow Street has not provided any evidence of its ability to finance the proposed transaction.

•                  Bow Street has not demonstrated that it understands the significant leakage that would likely result from the material tax, frictional and other costs associated with the proposed transaction, nor has it stated how it would cover such leakage.

•                  Bow Street’s proposal is based on unrealistic assumptions regarding the post-transaction trading levels of the new residential REIT.

•                  The proposed transaction would leave Mack-Cali stockholders with shares of a small, highly leveraged public company unlikely to achieve an attractive market valuation.

•                  The new residential REIT would likely have insufficient cash flows to carry its substantial debt burden, fund its multifamily development activities or pay meaningful dividends to its stockholders.

•                  Tax concerns make a partial sale of a substantial portion of the Company’s assets, such as the one contemplated in the proposed transaction, economically inadvisable for the Company and its stockholders.

The letter also describes the Board’s efforts to work constructively with Bow Street in order to avoid a costly and distracting proxy contest. To this end, the Board has expressed its willingness to nominate two independent candidates to be mutually selected by Bow Street and the Company from Bow Street’s slate of four director nominees for election to the Mack-Cali Board at the 2019 Annual Meeting.

“It is unfortunate that instead of engaging in a constructive dialogue with the Company, Bow Street chose to make misleading and inaccurate statements regarding its grossly inadequate, unworkable and self-interested proposal,” said Michael J. DeMarco, Chief Executive Officer of the Company. “The Board, in consultation with its financial and legal advisors, has given careful consideration to Bow Street’s proposal and determined that it is unworkable, illusory in nature and unlikely to deliver aggregate consideration to stockholders that would be anywhere near the hypothetical transaction value of $27.00 to $29.00 per share, as suggested by Bow Street in its letter to the Board. We believe that, despite its public statements about maximizing value for all stockholders, Bow Street is commencing a proxy contest to try to force a sale of Mack-Cali’s suburban and waterfront office assets far below their fair market value, for its own benefit and to the detriment of all other Mack-Cali stockholders.”

Mr. DeMarco continued, “Contrary to Bow Street’s misleading assertions, our Board of Directors is committed to continued stockholder value creation and considers all credible alternatives for maximizing value, including potential strategic transactions. However, the Board does not believe that now would be the right time for the Company to engage in a strategic transaction, including the transaction proposed by Bow Street. Rather, the Board believes that the Company has made substantial progress on both its residential and waterfront office portfolios, and that continuing to advance the Company’s ongoing transformation and Waterfront strategy is the best way to maximize value at this time.”

The full text of the Board’s letter filed today follows:

Mr. Howard Shainker

Bow Street Special Opportunities Fund VX, LLP

c/o Bow Street LLC

1140 Avenue of the Americas, 9th Floor

New York, New York 10036

Howard,

Thanks for your note.  I too believe it is important to maintain an open and constructive dialogue.

I have kept our Board informed of our discussions over the last couple of weeks, including your clarification that the $8.00 to $10.00 per share is the amount of cash proceeds that you intend to deliver to our stockholders, net of frictional costs.  However, our Board continues to have serious concerns regarding your proposal, including the lack of clarity as to how you propose to finance the proposed transaction.  In particular, since you have not indicated that you propose to increase the $2.4 billion to $2.6 billion cash price for Mack-Cali’s suburban and waterfront office assets, it is unclear how you expect to cover the significant leakage that would likely result from the material tax, frictional and other costs associated with the proposed transaction.  In addition, our Board continues to believe that your proposal is based on unrealistic assumptions regarding the post-transaction trading levels of the new residential REIT.  Since in the course of our discussions you have not provided any new information supporting your assumptions, the Board continues to believe that the proposed transaction grossly undervalues our commercial assets that you are attempting to acquire and would leave our stockholders with shares of a small, highly leveraged public company unlikely to achieve an attractive market valuation.  Moreover, the Board continues to have serious concerns that the new residential REIT would have insufficient cash flows to carry its substantial debt burden, fund its multifamily development activities or pay meaningful dividends to its stockholders.  Furthermore, as we have previously advised you, tax issues make a partial sale of a substantial portion of the Company’s assets, in the kind of transaction you have proposed, economically inadvisable for the Company and its stockholders.  For these reasons, among others, the Board continues to believe that your proposal is both unworkable and inadequate from a value perspective.

Regarding your latest proposal that the Company add two of your director nominees to the Board this year and an additional nominee next year, as I have previously informed you, our Board believes that three directors would give you disproportionate Board representation relative to the size of your current ownership stake in the Company.  However, in an effort to amicably resolve this matter and avoid a costly and distracting proxy contest, the Board would be willing to nominate two of your director candidates to be mutually selected by you and the Company for election to the Board at the upcoming 2019 annual meeting.  I would like to reiterate — and we would need you to confirm your agreement to this condition before proceeding — that each of these director candidates must be independent and may not be affiliated with Bow Street or DWREI.

Lastly, in response to your request that the Board announce the exploration of strategic alternatives to maximize stockholder value at this time, as the Company has previously indicated on multiple occasions, the Company is not currently engaged in a process to sell or break up itself.  Moreover, the Board does not believe that now would be the right time for the Company to engage in a strategic transaction, including the transaction you proposed, which we have now twice rejected for the reasons stated above.  Rather, the Board believes that the Company should continue to focus on the ongoing transformation and repositioning of its asset portfolio as part of the Company’s waterfront strategy, which we expect to enable the Company to narrow the gap between its NAV and the trading price of its common stock in the upcoming quarters.  In addition, the Company is ramping up its residential development activities and expects several new residential projects — which came online in 2018 and 2019 but have not fully matured yet — to start generating revenues within a reasonable period of time, thereby creating substantial value for our stockholders.

Please let me know if you are willing to proceed on the basis described above.  I am available to discuss at your convenience.

Regards,

Michael J. DeMarco

Cc:                             William L. Mack

Gary T. Wagner

Dennis Block

Blake Hornick

BofA Merrill Lynch is serving as financial advisor to Mack-Cali, and Greenberg Traurig, LLP and Seyfarth Shaw LLP are serving as legal counsel to the Company.

About Mack-Cali Realty Corporation

One of the country’s leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey.  Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward-Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”).  The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting.  The definitive proxy statement will contain important information about the Company, the Annual Meeting and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when they become available) on the SEC’s website, at www.sec.gov.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali, its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company will be set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company.  These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://www.mack-cali.com.

Contacts:

David Smetana

Mack-Cali Realty Corporation

Chief Financial Officer

(732) 590-1035

dsmetana@mack-cali.com

Deidre Crockett

Mack-Cali Realty Corporation

Senior Vice President,

Corporate Communications

and Investor Relations

(732) 590-1025

dcrockett@mack-cali.com

Proxy Solicitor:

Lawrence E. Dennedy

MacKenzie Partners, Inc.

(212) 929-5500

ldennedy@mackenziepartners.com

Media Contacts:

Andrew Siegel / Jonathan Keehner

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449